Exhibit (a)(5)(F)

Press release

For further information, please contact:

Media Hotline: +46 31 337 2400

Press Relations: Rebecca Janzon, +46 31-337 3880; +46 727-173 880; rebecca.janzon@skf.com

Investor Relations: Marita Björk, +46 31-337 1994; +46 705-181 994; marita.bjork@skf.com

SKF commences tender offer for all outstanding shares of Kaydon Corporation

Gothenburg, Sweden, 16 September, 2013: SKF today announced the commencement of its tender offer for all outstanding shares of Kaydon Corporation (NYSE:KDN) (“Kaydon”) for USD 35.50 per share in cash. The tender offer is being made pursuant to the previously announced Agreement and Plan of Merger dated 5 September, 2013 for SKF to acquire Kaydon.

The tender offer is subject to customary terms and conditions, including regulatory clearances and the tender of at least a majority of the outstanding shares of Kaydon common stock. Upon completion of the tender offer, SKF will acquire all remaining shares through a short form merger at the tender offer price.

SKF through its wholly owned subsidiaries, Atlas Management, Inc. and Dublin Acquisition Sub Inc. will file today with the U.S. Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, setting forth in detail the terms of the tender offer. In addition, Kaydon will file today with the SEC a Statement on Schedule 14D-9, setting forth in detail, among other things, the Kaydon Corporation Board of Directors unanimous recommendation that Kaydon’s stockholders accept the tender offer and tender their shares in the offer.

Copies of these statements and other documents filed with the SEC are available at www.sec.gov or by contacting MacKenzie Partners, Inc. at (212) 929-5500 or Toll Free at (800) 322-2885.

The tender offer and any withdrawal rights to which Kaydon’s stockholders may be entitled expire at 11:59 p.m., Eastern Time, on 15 October, 2013, unless extended or earlier terminated.

Aktiebolaget SKF

      (publ)

SKF is a leading global supplier of bearings, seals, mechatronics, lubrication systems, and services which include technical support, maintenance and reliability services, engineering consulting and training. SKF is represented in more than 130 countries and has around 15,000 distributor locations worldwide. Annual sales in 2012 were SEK 64,575 million and the number of employees was 46,775. www.skf.com

® SKF is a registered trademark of the SKF Group.

Important Information

The tender offer described in this communication (the “Offer”) has commenced. Pursuant to the Offer, Dublin Acquisition Sub Inc. (“Dublin”), a wholly-owned subsidiary of Atlas Management, Inc. (“Atlas”), a wholly-owned subsidiary of AB SKF, offers to purchase all of the common stock of Kaydon Corporation (“Kaydon”). This communication is for information purposes only and does not constitute an offer to buy or solicitation of an offer to sell any securities. The terms and conditions of the Offer are described in the tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, filed with the United States Securities and Exchange Commission (the “SEC”) on September 16, 2013, by Atlas and Dublin. The Offer is being made only pursuant to such offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. In addition, Kaydon has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements and the other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MACKENZIE PARTNERS INC. at (212) 929-5500 or Toll Free at (800) 322-2885.

Cautionary statement

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” and similar expressions. Such statements, including statements relating to SKF’s expectations for the future performance of Kaydon Corporation, the future opportunities associated with the acquisition, and the success of SKF integrating Kaydon into its business, are not considered historical facts and are considered forward-looking statements under the federal securities laws. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include the possibility that SKF will not consummate a transaction with Kaydon, changes in economic, market and competitive conditions, changes in the regulatory environment and other government actions, fluctuations in exchange rates and other factors mentioned in SKF’s latest annual report (available on www.skf.com) under the Administration Report; “Important factors influencing the financial results”, “Financial risks” and “Sensitivity analysis”, and in its full-year report under “Risks and uncertainties in the business.” We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.